Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The unaudited pro forma combined financial information gives effect to the acquisition of Mercury Payment Systems, LLC (“Mercury”) by Vantiv, Inc. (“Vantiv” or the “Company”) and the related financing transactions. The accompanying unaudited pro forma combined statements of income (“the pro forma statements of income”), for the three months ended March 31, 2014 and the year ended December 31, 2013 combine the historical consolidated statements of operations of Vantiv and Mercury, giving effect to the merger as if it had been completed on January 1, 2013. The accompanying unaudited pro forma combined balance sheet (“the pro forma balance sheet”), as of March 31, 2014 combines the historical consolidated balance sheets of Vantiv and Mercury, giving effect to the merger as if it had been completed on March 31, 2014. The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition and the related financing transactions, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing effect on the combined results of Vantiv and Mercury.
The accompanying unaudited pro forma combined financial statements (“the statements”), and related notes were prepared using the acquisition method of accounting with Vantiv considered the acquirer of Mercury. In the statements and related notes, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Mercury based upon their estimated fair values as of March 31, 2014. The statements contained herein do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition.
The statements and related notes should be read in conjunction with (i) the historical consolidated financial statements of Vantiv and the related notes included in Vantiv’s Annual Report on Form 10-K for the year ended December 31, 2013 and the historical consolidated financial statements of Vantiv and related notes included in Vantiv’s Quarterly Report on Form 10-Q for the period ended March 31, 2014, and (ii) the audited consolidated financial statements of Mercury for the year ended December 31, 2013 and the related notes and the unaudited consolidated financial statements of Mercury for the three months ended March 31, 2014 and related notes, which are included in Exhibit 99-1 of this Form 8-K/A.
The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual consolidated results of operations or financial position would have been had the acquisition and the related financing transaction been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future consolidated results of operations or financial position for any future period. The statements are based upon currently available information and estimates and assumptions that Vantiv’s management believe are reasonable as of the date of this Form 8-K/A. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

Vantiv, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2014
(in thousands)

	Historical Vantiv	Historical Mercury	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$136,968	$27,783	$(64,919)	(a)	$99,832
Accounts receivable—net	478,389	25,646	—		504,035
Settlement assets	522,485	—	—		522,485
Other	30,010	8,602	—		38,612
Total current assets	1,167,852	62,031	(64,919)		1,164,964
Property, equipment and software—net	216,918	68,156	(35,555)	(b)	249,519
Intangible assets—net	780,735	4,604	415,896	(c)	1,201,235
Goodwill	1,943,613	2,405	1,308,723	(d)	3,254,741
Deferred taxes	359,096	—	12,186	(e)	371,282
Other assets	66,710	7,520	11,966	(f)	86,196
Total assets	$4,534,924	$144,716	$1,648,297		$6,327,937

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$211,085	$32,918	$(1,508)	(g)	$237,265
			(5,230)	(h)
Settlement obligations	722,925	—	—		722,925
Current portion of note payable	92,500	3,276	20,724	(i)	116,500
Other	38,379	—	(12,459)	(l)	25,920
Total current liabilities	1,064,889	36,194	1,527		1,102,610
Long-term liabilities:
Note payable	1,695,775	288,364	1,350,418	(i)	3,334,557
Tax receivable agreement obligations to related parties	528,412	—	137,100	(j)	665,512
Deferred taxes	42,263	—	—		42,263
Other	18,460	1,930	(1,930)	(h)	18,460
Total long-term liabilities	2,284,910	290,294	1,485,588		4,060,792
Total liabilities	3,349,799	326,488	1,487,115		5,163,402
Commitments and contingencies

Equity:
Total Vantiv, Inc. equity	771,594	(181,772)	181,772	(k)	751,004
			(20,590)	(l)
Non-controlling interests	413,531	—	—		413,531
Total equity	1,185,125	(181,772)	161,182		1,164,535
Total liabilities and equity	$4,534,924	$144,716	$1,648,297		$6,327,937
The accompanying notes are an integral part of these unaudited pro forma financial statements.

Vantiv, Inc.
Unaudited Pro Forma Combined Statement of Income
For the three months ended March 31, 2014
(in thousands of dollars, except per share amounts)

	Historical Vantiv	Historical Mercury	Mercury Reclassification Adjustments (a)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$537,578	$55,804	$6,328	$—		$599,710
Network fees and other costs	249,046	—	10,256	—		259,302
Cost of services and sales	—	19,432	(19,432)	—		—
Information technology	—	6,681	(6,681)	—		—
Sales and marketing	78,444	6,391	12,528	—		97,363
Other operating costs	60,369	—	7,434	—		67,803
General and administrative	32,606	8,481	1,404	—		42,491
Customer support	—	1,511	(1,511)	—		—
Depreciation and amortization	49,846	2,133	2,336	10,532	(b)	64,847
Impairments	—	6	(6)	—		—
Income from operations	67,267	11,169	—	(10,532)		67,904
Interest expense—net	(10,554)	(4,782)	—	(9,494)	(c)	(24,830)
Non-operating income (expense)	—	108	—	—		108
Income before applicable income taxes	56,713	6,495	—	(20,026)		43,182
Income tax expense	15,622	—	—	(5,101)	(e)	10,521
Net income	41,091	6,495	—	(14,925)		32,661
Less: Net income attributable to non-controlling interests	(12,955)	—	—	2,169	(f)	(10,786)
Net income attributable to Vantiv, Inc.	$28,136	$6,495	$—	$(12,756)		$21,875

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.20					$0.16
Diluted	$0.18					$0.14
Shares used in computing net income per share of Class A common stock:
Basic	138,228,839					138,228,839
Diluted	198,949,977					198,949,977

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Vantiv, Inc.
Unaudited Pro Forma Combined Statement of Income
For the year ended December 31, 2013
(in thousands of dollars, except per share amounts)

	Historical Vantiv	Historical Mercury	Mercury Reclassification Adjustments (a)	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,108,077	$237,259	$24,613	$—		$2,369,949
Network fees and other costs	935,441	—	39,419	—		974,860
Cost of services and sales	—	74,088	(74,088)	—		—
Information technology	—	27,068	(27,068)	—		—
Sales and marketing	312,044	25,259	49,890	—		387,193
Other operating costs	200,630	—	37,109	—		237,739
General and administrative	121,707	26,656	7,005	—		155,368
Customer support	—	6,572	(6,572)	—		—
Depreciation and amortization	185,453	7,492	6,667	42,388	(b)	242,000
Impairments	—	7,749	(7,749)	—		—
Income from operations	352,802	62,375	—	(42,388)		372,789
Interest expense—net	(40,902)	(19,279)	—	(41,767)	(c)	(101,948)
Non-operating income (expense)	(20,000)	(443)	—	20,000	(d)	(443)
Income before applicable income taxes	291,900	42,653	—	(64,155)		270,398
Income tax expense	83,760	—	—	(8,245)	(e)	75,515
Net income	208,140	42,653	—	(55,910)		194,883
Less: Net income attributable to non-controlling interests	(74,568)	—	—	3,919	(f)	(70,649)
Net income attributable to Vantiv, Inc.	$133,572	$42,653	$—	$(51,991)		$124,234

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.96					$0.89
Diluted	$0.87					$0.81
Shares used in computing net income per share of Class A common stock:
Basic	138,836,314					138,836,314
Diluted	206,027,557					206,027,557

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Notes to Pro Forma Combined Financial Statements
(in thousands, except per share data)
1. Basis of Pro Forma Presentation
The statements and related notes present the pro forma consolidated financial position and results of operations of the combined company. The historical financial information of Vantiv as of and for the three months ended March 31, 2014 was derived from the unaudited consolidated financial statements of Vantiv from the Quarterly Report on Form 10-Q for the three months ended March 31, 2014. The historical financial information of Vantiv for the year ended December 31, 2013 was derived from the audited consolidated financial statements from Vantiv’s Annual Report of Form 10-K for the year ended December 31, 2013. The historical financial information for Mercury was derived from the audited consolidated financial statements as for the year ended December 31, 2013 and the unaudited consolidated financial statements as of and for the three months ended March 31, 2014, which are included in this Form 8-K/A. These statements should be read in conjunction with such historical financial information. The pro forma statements of income reflect the acquisition and related financing transactions as if they were completed on January 1, 2013, and the pro forma balance sheet reflects the acquisition and related financing transactions as if they were completed on March 31, 2014.
The unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Vantiv considered the acquirer of Mercury. In the pro forma balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of Mercury based upon management’s preliminary estimate of their estimated fair values as of March 31, 2014. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the statements are based on preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that will be performed by the Company with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and amortization reflected in the statements are preliminary and are subject to revision based on a final determination of value.
The pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future combined results of the combined company.
2. Purchase Price Allocation
The following is a preliminary estimate of the purchase price for Mercury (in thousands):

Cash consideration paid to Mercury shareholders	$1,349,817
Repayment of Mercury's debt on behalf of Mercury shareholders	294,398
Transaction costs paid on behalf of Mercury	36,963
Total cash consideration	1,681,178
Tax receivable agreement contingent consideration	137,100
Total purchase price	$1,818,278

The total preliminary purchase price as shown in the table above is allocated to the tangible and intangible assets and liabilities of Mercury based on their preliminary estimated fair values as follows (in thousands):

Current assets	$62,031
Property, equipment and software	32,601
Identifiable intangible assets	420,500
Goodwill	1,311,128
Deferred tax assets	12,186
Other non-current assets	7,520
Current liabilities	(27,688)
Total purchase price	$1,818,278
3. Adjustments to Unaudited Pro Forma Combined Consolidated Balance Sheet:
The unaudited pro forma combined consolidated balance sheet includes adjustments made assuming that the acquisition and related financing transactions were completed as of March 31, 2014. The following items resulted in pro forma adjustments:

(a)	The sources and uses of funds relating to the acquisition and related financing transactions are as follows:

Sources:
New term A loan	$2,050,000
New term B loan	1,400,000
Total sources	$3,450,000

Uses:
Repayment of old term A loan	$(1,780,625)
Cash consideration paid to the shareholders of Mercury	(1,349,817)
Repayment of Mercury's Debt	(294,398)
Costs associated with the debt refinancing	(38,059)
Certain transaction costs paid by Vantiv on behalf of Mercury	(36,963)
Original issue discount ("OID") on new term B loan	(7,000)
Costs paid by Vantiv for the acquisition of Mercury	(6,549)
Accrued interest paid with the debt refinancing	(1,508)
Total Uses	$(3,514,919)

Net effect on cash	$(64,919)
The Company funded the acquisition of Mercury by borrowing an additional $1.67 billion through an amendment and refinancing of the existing loan agreement. The amended and restated loan agreement provides for senior secured credit facilities comprised of a $2,050 million tranche A term loan maturing in June 2019, a $1,400 million tranche B term loan maturing in June 2021 and a $425 million revolving credit facility maturing in June 2019. The tranche A term loans amortize in equal quarterly installments equal to 1.25% per quarter during each of the first twelve quarters, 1.875% per quarter during the next four quarters and 2.50% during the next three quarters, with a balloon payment at maturity. The tranche B term loans amortize in equal quarterly installments of 0.25% per quarter, with a balloon payment at maturity. Borrowings under the amended and restated loan agreement accrue interest at a rate equal to, at the Company’s option, a base rate or LIBOR rate plus an applicable margin. The applicable margin for the tranche A term loans and the revolving credit facility ranges, depending on the Company’s leverage, from 125 to 200 basis points in the case of LIBOR loans and 25 to 100 basis points in the case of base rate loans. The applicable margin for the tranche B term loans ranges from 275 to 300 basis points in the case of LIBOR loans and 175 to 200 basis points in the case of base rate loans. The tranche B term loans are also subject to a 0.75% interest rate floor for LIBOR loans and a 1.75% interest rate floor for base rate loans. In connection with the debt refinancing, the Company incurred non-operating expenses of approximately $26.5 million pretax, which consisted primarily of non-cash charges related to the write-offs of unamortized deferred financing fees and original issue discount associated with the debt refinancing and certain third party fees. These costs are non-recurring in nature, directly related to the financing transaction and do not have a continuing impact on the results of the combined company. As a result, they are not included in the pro forma statements of income and are included in pro forma equity as further discussed in (l) below. In addition, certain indebtedness of Mercury was repaid by the Company as part of the acquisition transaction.

(b)
Reflects an adjustment to record Mercury's property, equipment and software at fair value primarily related to an office building and certain software assets. Mercury properly valued property, equipment and software on a held for use basis. The fair value adjustments reflect the fair value of the assets to the Company at the acquisition date based on intended use.

(c)	Reflects an adjustment to record the estimated fair value of acquired intangible assets consisting of the following:

Customer relationships	$412,500
Trade name	8,000
Total estimated acquired intangible assets	420,500
Removal of Mercury's historical intangible assets	(4,604)
Adjustment to intangible assets	$415,896
Preliminary fair values for the intangible assets were determined based on estimated future cash flows. The intangible assets identified were customer relationship intangible assets and a trade name and will be amortized on a straight-line basis over the following useful lives:

Customer relationships	10 years
Trade name	2 years

(d)	Reflects an adjustment for goodwill arising from the Mercury acquisition:

Record the purchase price in excess of fair value of net assets acquired	$1,311,128
Removal of Mercury's historical goodwill	(2,405)
Adjustment to goodwill	$1,308,723
Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and intangible assets.

(e)	Reflects adjustments for the following deferred tax assets and (liabilities):

Tax Receivable Agreement, see (j) below	$43,010
Net operating losses and similar attributes	16,310
Primarily intangible assets	(47,134)
Adjustment to deferred taxes	$12,186

(f)	Reflects an adjustments for the change in deferred financing fees related to the Vantiv refinancing to fund the acquisition of Mercury.

(g)	Record the payment of accrued interest at March 31, 2014 as part of the debt refinancing, see (a) above.

(h)	Reflects adjustments to remove the interest rate hedge liability that was terminated in connection with the repayment of Mercury's debt as follows:

Short-term hedge liability in other current liabilities	$(5,230)
Long-term hedge liability in other long-term liabilities	(1,930)

(i)	Reflects the impacts of the refinancing and repayment of Mercury debt as further discussed in (a) above.

	Current	Long-Term	Total
Record borrowings under the new term A loan	$102,500	$1,947,500	$2,050,000
Record borrowings under the new term B loan	14,000	1,386,000	1,400,000
Subtotal	116,500	3,333,500	3,450,000
Less OID recorded on the new term B loan	—	(7,000)	(7,000)
Subtotal	$116,500	$3,326,500	$3,443,000

Record repayment of the old term A loan	$(92,500)	$(1,688,125)	$(1,780,625)
Remove a portion of the remaining OID on the old term A loan	—	407	407
Repayment of Mercury's debt, including write-off of remaining OID	(3,256)	(291,142)	(294,398)
Change in Mercury's debt balance (1)	(20)	2,778	2,758
Subtotal	(95,776)	(1,976,082)	(2,071,858)
Net change in debt	$20,724	$1,350,418	$1,371,142
(1) Represents the change in Mercury's debt balance between the amount included in the March 31, 2014 balance sheet and the acquisition date as noted in the uses table in (a) above.

(j)	Tax Receivable Agreement
Simultaneously and in connection with the completion of the Mercury acquisition, the Company entered into a Tax Receivable Agreement ("TRA") with pre-acquisition owners of Mercury ("TRA Holders"). The TRA generally provides that the Company will pay to the TRA Holders 85% of the value of certain tax benefits resulting from, and acquired with, the acquisition. Payments under the TRAs are only required to the extent the Company realizes cash savings as a result of the underlying tax attributes. The cash savings realized by the Company are computed by comparing the Company's actual income tax liability (giving effect to certain adjustments set forth in the TRA) to the amount of such taxes the Company would have been required to pay had there been no increase to the tax basis of the assets of Mercury as a result of the acquisition and had there been no tax benefit to the Company as a result of the net operating losses and other tax attributes of Mercury. As such, obligations recorded pursuant to the TRA are based on estimates of future taxable income and future tax rates. The Company will retain the benefit of the remaining 15% of these tax savings. The timing and/or amount of aggregate payments due under the TRA may vary based on a number of factors, including the amount and timing of the taxable income the Company generates in the future and the tax rate then applicable, the use of loss carryovers and amortizable basis. The term of the TRA will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the TRA for an amount based on the agreed payments remaining to be made under the agreement.
The TRA is considered contingent consideration under ASC 805 as they are part of the consideration payable to the former owners of Mercury. In accordance with ASC 805, the contingent consideration is initially measured at fair value at the acquisition date and recorded as a liability. The TRA liability is therefore recorded at fair value based on estimates of discounted future cash flows associated with estimated payments to the TRA Holders. The Company recorded an initial TRA liability of $137.1 million associated with the Mercury acquisition as part of the purchase price allocation.
In subsequent periods, the liability recorded by the Company for the TRA obligations will be re-measured at fair value at each reporting date with the change in fair value recognized in earnings as a non-operating expense. In accordance with Regulation S-X Article 11, the pro forma statements of income do not reflect any pro forma adjustments to give effect to changes in fair value of the TRA contingent consideration. The estimated charge to earnings for the first 12 months subsequent to the Company entering into the TRA with Mercury is estimated to be approximately $28 million, primarily related to the accretion of the present value discount.

(k)	Reflects an adjustment to eliminate Mercury's historical members' equity for $181,772.

(l)
To record the aftertax impact of acquisition and debt financing related costs incurred in connection with the transactions, see additional discussion in (a) above. These costs are non-recurring and directly related to the transactions and do not have a continuing impact. As a result, they are not included in the pro forma statements of income and are recorded in pro forma equity. The income tax impact was recorded to income taxes payable included in other current liabilities. No acquisition or refinancing related costs are included in the historical financial statements. The adjustment reflects the following items:

Mercury acquisition costs	$(6,549)
Expenses associated with the debt refinancing	(26,500)
Pretax adjustment to retained earnings	(33,049)
Income tax impact at statutory rate	12,459
Aftertax adjustment to retained earnings	$(20,590)
4. Adjustments to Unaudited Pro Forma Combined Consolidated Statements of Income:
The unaudited pro forma combined consolidated statements of income include adjustments made assuming that the acquisition and related financing transactions were completed on January 1, 2013. The following items resulted in pro forma adjustments:

(a)
Certain reclassifications have been made to the historical financial statements of Mercury to conform to Vantiv's presentation. These reclassifications have no impact on net income and represent the following items:

Three Months Ended March 31, 2014	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total Mercury Reclassification Adjustments
Revenue	6,918	(590)						6,328
Network fees and other costs	6,918		3,338					10,256
Cost of services and sales		(590)	(3,229)	(15,330)			(283)	(19,432)
Information technology					(6,681)			(6,681)
Sales and marketing				12,990	156		(618)	12,528
Other operating costs			(28)	4	6,307	1,396	(245)	7,434
General and administrative			(81)		218	115	1,152	1,404
Customer support						(1,511)		(1,511)
Depreciation and amortization				2,336				2,336
Impairments							(6)	(6)

Year Ended December 31, 2013	(i)	(ii)	(iii)	(iv)	(v)	(vi)	(vii)	Total Mercury Reclassification Adjustments
Revenue	26,860	(2,247)						24,613
Network fees and other costs	26,860		12,559					39,419
Cost of services and sales		(2,247)	(11,791)	(58,878)			(1,172)	(74,088)
Information technology					(27,068)			(27,068)
Sales and marketing				52,188	636		(2,934)	49,890
Other operating costs			(233)	23	25,571	12,995	(1,247)	37,109
General and administrative			(535)		861	451	6,228	7,005
Customer support						(6,572)		(6,572)
Depreciation and amortization				6,667				6,667
Impairments						(6,874)	(875)	(7,749)

i.	Represents a reclassification of direct and indirect third party processing costs from contra-revenue to network fees and other costs resulting in an increase in revenue.

ii.	Represents a reclassification of the amortization of customer incentives from cost of services and sales to contra-revenue resulting in a decrease in revenue.

iii.	Primarily represents a reclassification of certain third party and product costs out of cost of services and sales to network fees and other costs.

iv.
Primarily represents a reclassification of commission expenses out of cost of services and sales to sales and marketing and a reclassification of depreciation expense out of cost of services and sales to depreciation and amortization.

v.	Represents a reclassification of information technology costs to other operating costs, sales and marketing costs and general and administrative costs.

vi.
Represents a reclassification of customer support costs to other operating costs and general and administrative costs, and in 2013 a reclassification of a software asset impairment charge from impairments to other operating costs.

vii.	Represents a reclassification of expenses to general and administrative expenses.

(b)
Depreciation and Amortization Expense- The newly acquired intangible assets will be amortized on a straight-line basis over their expected useful lives. Pro forma amortization expense includes amortization expense for the newly identified intangible assets and the removal of the amortization expense on historical Mercury intangible assets. A pro forma adjustment was not made to depreciation expense as the potential impact was considered to be immaterial.

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Customer relationships	$10,313	$41,250
Trade name	1,000	4,000
Total estimated acquired intangible assets	11,313	45,250
Less Mercury historical amortization	(781)	(2,862)
Adjustment to depreciation and amortization	$10,532	$42,388

(c)
Interest Expense- Net- Pro forma interest expense was adjusted for the impact of the refinancing transaction and the repayment of the Mercury debt. Interest expense was calculated using the rates in effect at the date of the refinancing transaction, which was 2.16% for the new term A loan and 3.75% for the new term B loan. In addition, debt issuance costs on the new debt were amortized to interest expense on a straight-line basis. An increase or decrease of 0.125% per year in the assumed interest rates would increase or decrease annual interest expense by $4.3 million.

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Reduce interest expense for the repayment of the old term A loan, including normal interest expense, revolver commitment fees and amortization of deferred financing fees and OID	$10,826	$42,351
Reduce interest expense for the repayment of Mercury's debt, including normal interest expense and amortization of deferred financing fees and OID	4,782	19,279
Record interest expense on the new term A and term B loans including normal interest expense, revolver commitment fees and amortization of deferred financing fees and OID	(25,102)	(103,397)
Adjustment to interest expense	$(9,494)	$(41,767)

(d)	To reverse costs incurred in May 2013 related to refinancing the old term A loan and revolving credit facility.

(e)
To record the income tax impact of the pro forma adjustments and historical Mercury income utilizing the statutory income tax rate of 37.7%. The statutory rate is the legally imposed tax rates by the federal and state governments. The statutory rate differs from the Company's pro forma effective tax rate due primarily to deductions related to federal IRC section 199.

(f)
To record the impact of the pro forma adjustments on net income attributable to the non-controlling interest held by Fifth Third based on Fifth Third's average ownership percentage of 28.76% during the year ended December 31, 2013 and 25.73% during the three months ended March 31, 2014.